NEWS RELEASE

ViewCast Contact: Laurie L. Latham Chief Financial Officer Tel: +1 (972) 488-7200	PR Agency Contact: Jessie Glockner Rainier Communications Tel: +1 (508) 475-0025 x140 E-mail: jglockner@rainierco.com	Investor Contact: Matt Clawson Allen & Caron Tel: +1 (949) 474-4300 E-mail: matt@allencaron.com

ViewCast Reports 2009 Third Quarter Results

PLANO, Texas – November 16, 2009 - ViewCast Corporation (OTCBB: VCST), a developer of industry-leading solutions for the transformation, management and delivery of digital media over IP and mobile networks, today reported its results for the third quarter ended September 30, 2009.

Results for the third quarter included the continued launch of a new, integrated product line including the innovative Niagara 2120 product; renewed interest in the Osprey capture card products; the establishment of key distribution partnerships in strategic global markets and improvements in operating income due to significant cost-cutting efforts. ViewCast also made progress on integrating the recently acquired digital asset management platform, ViewCast Media Server, expanding the size and capabilities of the combined company.

Highlights of the Quarter
Important progress made in the third quarter and subsequent weeks included:

•	WNYC, America's most listened-to public radio station, selecting ViewCast’s Niagara® GoStream SURF portable encoding system for the station’s newly-opened The Jerome L. Greene Performance Space.
•
Rahul Commerce, a leading distributor of multimedia technology in India and previously a ViewCast reseller, being designated a master distributor of ViewCast solutions, servicing India via offices in Mumbai and Pune and further extending ViewCast’s presence among Indian technology dealers, system integrators and broadcasting outlets.

•
One of Europe’s leading media technology companies, Twofour Digital, was selected to serve as ViewCast’s consulting systems integrator partner in Europe and India, both key global markets for digital media.

•
The introduction of a new streaming media appliance in the Company’s award winning Niagara line:  the Niagara® 2120, a low-priced Adobe® Flash® H.264 appliance for streaming video content across enterprise networks or over the Internet.

•	The broadening of its distribution relationship with interact SpA in Southern Europe and the Mediterranean, one of the fastest growing regions for IT and streaming communications technologies.
•
Ambient Media, previously a ViewCast reseller, became an authorized distributor/importer in Spain and Portugal, and New Media AV was added as a distributor in Germany, Austria, Switzerland and Eastern Europe.

ViewCast President and Chief Executive Officer Dave Stoner said, “The economic downturn has caused many clients to be conservative on their expenditures, which affects our revenue and slowed our ability to close deals. But we are optimistic that this is only temporary and, starting in the fourth quarter, we will see growth start to return and a more robust sales pipeline. We are launching a series of innovative new products and have recently seen sales of our Osprey capture card product line begin to trend up. We also believe that the entire technology sector is poised for growth. Once companies we work closely with, like Cisco and IBM, start to gain traction, we will directly benefit.”

Stoner added that the “prospects are building nicely” through the sales pipeline in its recently acquired digital asset media (“DAM”) business.

“We have made significant progress with the DAM platform acquired from Ancept in such things as putting the proper business processes in place and working closely with existing customers,” said Stoner. “Most importantly, we are making significant progress working with IBM and its IBM content management technology that dovetails into our DAM platform. We knew this would take time but we continue to believe there is a significant opportunity here. Once the economy turns around and we get into 2010 we believe we’ll begin seeing the fruits of all our efforts.”

Third Quarter Financial Results
Revenues for the 2009 third quarter were $3.0 million compared to $4.7 million in the third-quarter 2008. Sales were down from the prior year period due to generally soft economic conditions and, in particular, a reduction in system integration projects during the period. Gross profit was $1.9 million, or 65 percent of revenues, in the third-quarter 2009, compared to $3.3 million, or 69 percent of revenues, in third-quarter 2008.  The decline in gross profit percentage was principally due to slightly lower average selling prices and a change in revenue mix with an additional 10.5 percent of revenue coming from licenses, support and professional services related to Ancept digital asset management customers.

Operating expenses for third-quarter 2009 were $2.7 million, compared to $3.0 million for third-quarter 2008.  The operating loss was $743,000, compared to operating income of $300,000 for third-quarter 2008.

Net loss for third-quarter 2009 was $782,000 compared to net income of $255,000 in the third quarter of 2008. After preferred dividends, the third-quarter 2009 net loss per share applicable to the common shareholders was $(0.03) per share on a fully diluted basis compared to net income of less than a penny per share, in the third quarter of 2008.

EBITDA (earnings before interest, taxes, depreciation and amortization) for the 2009 third quarter was $(535,000), compared to $423,000 in the 2008 third-quarter. EBITDA is a non-GAAP measure that ViewCast management believes can be helpful in assessing the Company’s overall performance and considers as an indicator of operating efficiency and earnings quality. The Company suggests that EBITDA be viewed in conjunction with the Company’s reported financial results or other financial information prepared in accordance with GAAP.

Nine-Month Financial Results
Revenues for the first nine months of 2009 were $10.5 million compared to $13.1 million for the first nine months of 2008. Gross profit was $6.6 million, or 63 percent of revenues, in the first nine months of 2009, compared to $9.0 million, or 69 percent of revenues, in the first nine months of 2008.

Operating expenses for the first nine months of 2009 were $9.0 million, compared to $8.3 million for the year-earlier period.  The operating loss for this year’s first nine months was $2.4 million, compared to operating income of $695,000 for the prior year period.

Net loss for the first nine months of 2009 was $2.5 million compared to net income of $573,000 in the first nine months of 2008.  After preferred dividends, the net loss per share applicable to the common shareholders for this year’s first nine months was $(0.09) per share on a fully diluted basis compared to a net loss of less than a penny per share, in the first nine months of 2008.

EBITDA for this year’s first nine months was $(1.8) million, compared to $1.0 million in the year-earlier period.

Conference Call Information
A conference call with management is scheduled today at 11:00 a.m. EST to discuss the Company’s financial results, business strategy and outlook for the remainder of 2009. The call may be accessed by dialing 877-941-1429 five minutes prior to the scheduled start time and referencing ViewCast. Callers outside the United States may dial +1-480-629-9666 for access. In addition, a live audio webcast of the call will be available at http://www.viewcast.com/irconferencecall. An archive of the webcast will be available at the same web page beginning approximately 30 minutes after the end of the call.

About ViewCast Corporation
ViewCast’s award-winning solutions simplify the complex workflows required for the Web-based streaming of news, sports, music and other video content to computers and mobile devices, empowering broadcasters, businesses and governments to easily and effectively reach and expand their audiences. With more than 350,000 video capture cards deployed globally, ViewCast sets the standard in the streaming media industry. ViewCast Niagara® streaming appliances, Osprey® video capture cards, and Niagara SCX® encoding and management software provide the highly reliable technology required to deliver the multi-platform experiences driving today’s digital media market.

ViewCast, Niagara, Niagara SCX, and SimulStream are trademarks or registered trademarks of ViewCast Corporation or its subsidiaries. All other trademarks appearing herein are the property of their respective owners.

Safe Harbor Statement
Certain statements in this release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and reflect the Company's current outlook. Such statements apply to future events and are therefore subject to risks and uncertainties that could cause actual results to differ materially. Important factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, changes in market and business conditions, demand for the Company’s products and services, technological change, the ability of the Company to develop and market new products, increased competition, the ability of the Company to obtain and enforce its patent and avoid infringing other parties’ patents, changes in government regulations and whether the above-described acquisition of Ancept’s assets is successfully integrated.   All written and verbal forward-looking statements attributable to ViewCast and any person acting on its behalf are expressly qualified in their entirety by the cautionary statements set forth herein. ViewCast does not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the forward-looking statements are made. For a detailed discussion of these and other cautionary statements and factors that could cause actual results to differ from the Company's forward-looking statements, please refer to the company's reports on Form 10-K and 10-Q on file with the U.S. Securities and Exchange Commission.

Financial Tables Follow

VIEWCAST CORPORATION
OPERATING HIGHLIGHTS
(Unaudited)
(In thousands – except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net sales	$2,962	$4,738	$10,460	$13,059

Cost of sales	1,032	1,478	3,852	4,095

Gross profit	1,930	3,260	6,608	8,964

Total operating expenses	2,673	2,960	8,997	8,269

Operating income (loss)	(743)	300	(2,389)	695

Total other expense	(39)	(40)	(110)	(111)

Income tax expense	0	(5)	0	(11)

Net income (loss)	$(782)	$255	$(2,499)	$573

Preferred dividends	(205)	(205)	(615)	(615)

Net income (loss) loss applicable to
common stockholders	$(987)	$50	$(3,114)	$(42)

Net income (loss) loss per common share:
Basic & Diluted	$(0.03)	$0.00	$(0.09)	$(0.00)

Weighted Average number of
common shares outstanding:
Basic	35,832	32,108	34,938	32,088
Diluted	35,832	48,036	34,938	32,088

RECONCILIATION OF NET INCOME TO EBITDA
(Unaudited)
(In thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008

Net income (loss)	$(782)	$255	$(2,499)	$573

Depreciation and amortization	208	123	570	351

Total other and income tax expense	39	45	110	122

EBITDA	$(535)	$423	$(1,819)	$1,046

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